EXHIBIT 23.2



               CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00000) of Storage Technology Corporation pertaining to the 1989 Long-Term Stock Incentive Plan of Network Systems Corporation, the 1988 Non-Employee Director Stock Option Plan of Network Systems Corporation, the 1993 Non-Employee Director Stock Option Plan, the Vitalink 1982 Incentive Stock Option Plan and the Vitalink 1990 Stock Option Plan of Network Systems Corporation of our report dated March 10, 1995, with respect to the consolidated financial statements of Network Systems Corporation included in the Annual Report (Form 10-K) of Storage Technology Corporation for the year ended December 31, 1994, filed with the Securities and Exchange Commission.




ERNST & YOUNG, LLP


Minneapolis, Minnesota
May 2, 1995